Exhibit 10(a)

EMPLOYMENT AGREEMENT

Between

SEARS, ROEBUCK AND CO.

and

JOHN COSTELLO
EMPLOYMENT AGREEMENT


      THIS AGREEMENT, dated as of the date of execution hereof, is made by and between SEARS, ROEBUCK AND CO., a New York corporation having its principal place of business in Chicago, Illinois (the "Company"), and John Costello, a resident of the State of Illinois (the "Executive").

      The Company desires to obtain the services of the Executive, and the Executive is willing to render such services, in accordance with the terms hereinafter set forth; and

      The Board of Directors of the Company by appropriate resolutions authorized the employment of the Executive as provided for in this Agreement.

      Accordingly, the Company and the Executive agree as follows:


ARTICLE I
Duties

      1.1 Duties. The Company hereby employs the Executive as Senior Executive Vice President and General Manager, Marketing Division with the senior direct responsibility for such Division, and with such additional duties as are appropriate for an executive officer as are assigned from time to time by the Board of Directors of the Company (the "Board"), the Chief Executive Officer of the Company, and/or the Chief Executive Officer of the Sears Merchandise Group. The Executive shall report to the Chief Executive Officer of the Sears Merchandise Group. The Executive's duties are to be performed primarily at the Company's offices located in the Chicago, Illinois metropolitan area. During the Executive's employment with the Company during the Contract Term, and excluding any periods of vacation or sick leave to which the Executive is entitled, the Executive agrees to devote the Executive's full attention and time to the business and affairs of the Company and, to the extent necessary to discharge the duties assigned to the Executive hereunder, to use his best efforts to perform such duties faithfully and efficiently.

      1.2 Other Activities. It shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions or (c) manage personal investments, so long as such activities are consistent with the policies of the Company (as from time to time amended) and do not significantly interfere with the performance of the Executive's duties in accordance with this Agreement. The Executive shall be entitled to retain all fees, royalties and other compensation derived from such activities in addition to the compensation and other benefits payable to him under this Agreement. Except as provided in Section 7.2(b), this Agreement shall not be construed to prevent the Executive from investing his personal funds in any lawful form or manner he may choose.


ARTICLE II
Term of Agreement

      2.1 Term. The term ("Contract Term") of this Agreement shall commence on April 1, 1993 and end on March 31, 1996.


ARTICLE III
Compensation

      3.1 Base Salary. During the Executive's employment with the Company during the Contract Term, the Company shall pay or cause to be paid to the Executive in cash in accordance with the normal payroll practices of the Company for peer executives, in installments not less frequently than monthly, an annual base salary ("Annual Base Salary") at a rate of $450,000 for each year of the Contract Term. Such Annual Base Salary shall be reviewed annually and may be increased by the Company from time to time in accordance with the Company's policies and procedures for peer executives.

      3.2 Annual Incentive Bonus. The Company shall pay or cause to be paid to the Executive an annual cash bonus ("Incentive Bonus") in accordance with any annual incentive bonus plan for peer executives which has been approved by the Board, and determined based upon a target bonus amount under such plan equal to 60% of the Executive's Annual Base Salary, provided that the amount of such Incentive Bonus shall not be less than $200,000 for the calendar year ending December 31, 1993, provided that the Executive is employed by the Company on such date.

      3.3 Payment Upon Signing the Agreement. As soon as possible after April 1, 1993, but not later than May 1, 1993, the Company shall provide to the Executive

            (a) a payment in lieu of perquisites consisting of $50,000 in cash payable in a lump sum; and

            (b)   a signing bonus of $50,000.

      3.4 Long-Term Incentive Bonus. The Executive shall participate in the Company's Long-Term Incentive Compensation Plan for the cycle commencing in 1993 and ending in 1995, based upon a target award under such Plan equal to 125% of the sum of (i) a prorated amount of the Executive's 1993 Annual Base Salary for the portion of the 1993 calendar year during which the Executive is employed hereunder, (ii) the full amount of the Executive's 1994 Annual Base Salary, and (iii) one-half of the Executive's 1995 Annual Base Salary. With respect to the stock component of such Long-Term Incentive Compensation Plan, the Executive shall be entitled to participate in any grants of stock options made by the Compensation Committee of the Company pursuant to the Long-Term Incentive Compensation Plan.

      3.5  Stock Options.

            (a) Grant of Stock Option. As soon as possible after April 1, 1993, but not later than May 1, 1993, the Company shall grant to the Executive nonqualified options to purchase 41,547 shares of the Company's common stock (the "Initial Stock Option"). Subject to Sections 3.5(c) and (d), the Initial Stock Option granted under this Section 3.5(a) shall be exercisable as follows:

    Date                Number of Shares Subject to Initial
                 Stock Option Becoming Exercisable
April 1, 1994                      13,849
April 1, 1995                      13,849
April 1, 1996                      13,849

        (b) Exercise Price. The exercise price of the Initial Stock Option shall be the mean (adjusted to the next higher cent to eliminate any fractional cents) between the high and low reported prices per share of the Company's common stock as reported in a summary of composite transactions for stocks listed on the New York Stock Exchange on the date of grant ("Fair Market Value").

            (c) Termination of Options. Notwithstanding any other provision hereof to the contrary, the Initial Stock Option shall not be exercisable after March 31, 2005, or such earlier date as determined pursuant to the terms of the 1990 Employees Stock Plan.

            (d) Terms of Plan Apply. Except as otherwise specified herein, all stock options granted under this Section
3.5 shall be subject to the terms of the 1990 Employees Stock Plan.

      3.6  Restricted Stock.

            (a) Initial Grant. As soon as possible after April 1, 1993, but not later than May 1, 1993, the Company shall grant to the Executive 14,100 shares ("Initial Restricted Stock") of the Company's common stock. Except as provided in Section 3.6(b), the Initial Restricted Stock shall vest as follows if the Executive has remained continuously employed (including any periods of sick leave to which the Executive is entitled) with the Company through the date indicated:
                                                    Number of
                Date                        Shares Vesting

               April 1, 1994                       4,700
               April 1, 1995                       4,700
               April 1, 1996                       4,700

            (b)   Forfeiture and Vesting.

                  (1) If the Executive's employment is terminated by the Company for Cause or voluntarily by the Executive, any unvested shares of Initial Restricted Stock shall be forfeited.

                  (2) In the event the Executive's employment is terminated by the Company other than for Cause, or the Executive's employment is terminated due to death or disability, a number of unvested shares of Initial Restricted Stock shall be vested on the Date of Termination which is equal to:

                  (i) if the Date of Termination occurs on or after April 1, 1993 but before April 1, 1994, the product of (A) 4,700, multiplied by (B) a fraction (not in excess of one), the numerator of which is the number of months (or fractions of months) in the period commencing on April 1, 1993 and ending on the Date of Termination, and the denominator of which is 12;
and

                  (ii) if the Date of Termination occurs on or after April 1, 1994 but before April 1, 1995, the product of (A) 4,700, multiplied by (B) a fraction (not in excess of one), the numerator of which is the number of months (or fractions of months) in the period commencing on April 1, 1994, and ending on the Date of Termination, and the denominator of which is 12; and

                  (iii) if the Date of Termination occurs on or after April 1, 1995 but before April 1, 1996, the product of (A) 4,700, multiplied by (B) a fraction (not in excess of one), the numerator of which is the number of months (or fractions of months) in the period commencing on April 1, 1995, and ending on the Date of Termination, and the denominator of which is 12.

         (c) Stock Transfer. Prior to the vesting of the Initial Restricted Stock pursuant to this Section 3.6, the Executive shall not sell, assign, pledge, give, bequeath, negotiate, hypothecate, encumber or otherwise transfer, with or without consideration, voluntarily or involuntarily any shares of Initial Restricted Stock except in accordance with the provisions of this Agreement or with the written consent of the Company. Any other attempted transfer shall be null and void.

            (d)   Terms of Plan Apply.  The Initial Restricted
Stock, except as otherwise specified herein, shall be subject to the terms of the 1990 Employees Stock Plan.

      3.7  Supplemental Retirement Benefit.

            (a)   Supplemental Retirement Benefit Under the
Nonqualified Plan Maintained by the Company. The Executive shall be entitled to participate in the Sears, Roebuck and Co.
Supplemental Retirement Income Plan ("Supplemental Plan") under the terms and conditions thereof.


            (b) Additional Past-Service Pension. The Executive shall be entitled to an additional retirement benefit (the "Additional Past-Service Pension") from the Company that shall be equal to the vested portion (as determined under Section 3.7(c)) of the excess of (1) the aggregate pension benefit that the Executive would receive under the Sears Pension Plan ("Pension Plan") and the Supplemental Plan if he were credited with an additional ten years of service under such Plans solely for purposes of benefit accrual (but not for purposes of vesting nor for purposes of determining eligibility for early retirement subsidies), over (2) the aggregate pension benefit that the Executive actually receives under the Pension Plan and Supplemental Plan.

           (c)   Vesting of Additional Past-Service Pension.

                  (1) The Additional Past-Service Pension shall be fully vested if the Executive has remained continuously employed (including any periods of sick leave to which the Executive is entitled) with the Company through March 31, 1998.

                  (2) If the Executive's employment is terminated by the Company for Cause or voluntarily by the Executive prior to March 31, 1998, the Additional Past-Service Pension shall be forfeited in its entirety.

                  (3) In the event the Executive's employment is terminated by the Company other than for Cause, or the Executive's employment is terminated due to death or disability, prior to March 31, 1998, the Executive shall be vested in a portion of the Additional Past-Service Pension Benefit in accordance with the following schedule.

            Date of Termination Vesting Percentage
            March 31, 1994      20%
            March 31, 1995      40%
            March 31, 1996      60%
            March 31, 1997      80%

            (d)   Time and Manner of Payment of the Additional
Past-Service Pension. The Additional Past-Service Pension shall be payable in the same form and at the same time as the Executive's benefits under the Pension Plan.

ARTICLE IV
Other Benefits

      4.1 Incentive, Savings and Retirement Plans. During the Executive's employment with the Company during the Contract Term, the Executive shall be entitled to participate in all incentive (including long-term incentives), savings and retirement plans, practices, policies and programs applicable to other peer executives of the Company.

      4.2 Welfare Benefits. During the Executive's employment with the Company during the Contract Term, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, and without limitation except as otherwise provided herein, medical, prescription, disability, group universal life, and travel accident insurance plans and programs and excluding during the Contract Term any severance or salary continuation plan, practice, policy or program) and applicable to other peer executives of the Company.

      4.3 Fringe Benefits. During the Executive's employment with the Company during the Contract Term, the Executive shall be entitled to fringe benefits applicable to other peer executives of the Company.

      4.4 Expenses. During the Executive's employment with the Company during the Contract Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by the Executive upon the Company's receipt of accounting in accordance with practices, policies and procedures applicable to peer executives of the Company.

     4.5 Office and Support Staff. During the Executive's employment with the Company during the Contract Term, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, provided with respect to other peer executives of the Company.

      4.6 Vacation. During the Executive's employment with the Company during the Contract Term, the Executive shall be entitled to paid vacation time (but not less than three weeks per year) in accordance with the plans, practices, policies, and programs applicable to other peer executives of the Company.


ARTICLE V
Termination of Employment

      5.1 Termination of Employment for Cause or Voluntary Termination. If the Company terminates the Executive's employment for Cause or the Executive voluntarily terminates employment, the Company's obligations under this Agreement shall terminate, except that the Company shall pay within 30 days after the Date of Termination to the Executive that portion of the Executive's Annual Base Salary which is accrued but unpaid as of such Date of Termination.

     5.2  Termination of Employment Upon Death or By The Company
Because Of Disability.

            (a) If the Executive's employment with the Company is terminated on account of his death or if the Company terminates the Executive's employment on account of disability, the Company's obligations under this Agreement shall terminate except that the Company shall pay within 30 days after the Date of Termination to the Executive (1) that portion of the Executive's Annual Base Salary which is accrued but unpaid as of such Date of Termination and (2) if such termination occurrs in calendar year 1993, a portion of the amount of the guaranteed Incentive Bonus (as set forth in Section 3.2) to which the Executive would have been entitled if he had been employed by the Company on December 31, 1993, equal to such amount, multiplied by a fraction, the numerator of which is the number of days which have elapsed in such calendar year commencing with April 1, 1993 through the Date of Termination, and the denominator of which is 275. The decision regarding whether the Executive's employment by the Company shall be terminated on account of disability is at the sole option of the Company.

              (b) For purposes of this Agreement, "disability" means any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six months and that renders the Executive unable to perform the duties required of him under this Agreement. If there is any dispute between the parties as to the Executive's physical or mental impairment pursuant to the provisions hereof, the date of the determination of disability shall be the date on which the Executive is certified as having incurred a disability by a physician acceptable to the Company.

     5.3 Termination of Executive's Employment By the Company Other Than For Cause. If, during the Contract Term, the Company terminates the Executive's employment other than for Cause, the Company's obligations under this Agreement shall terminate, except that the Executive shall be entitled to the following payments under this Agreement (at the times the Executive would have been entitled to receive such amounts had his employment not been so terminated), to the extent not already paid, but to no other payments by the Company except as provided in Section 5.4: (1) the amounts of (A) his Annual Base Salary as if he had remained employed by the Company until the end of the Contract Term, (B) the Incentive Bonus guaranteed in Section 3.2 as if he had remained employed up to and including December 31, 1993, and (C) any other such benefit which the Agreement specifically provides is vested or payable upon the termination of the Executive's employment by the Company other than for Cause.

     5.4 Other Termination Benefits. In addition to any amounts or benefits payable upon termination of employment hereunder and except as otherwise provided herein, the Executive shall be entitled to any payments or benefits explicitly provided under the terms of any plan, policy or program of the Company (excluding during the Contract Term any severance or salary continuation plan, practice, policy or program) or as otherwise required by applicable law.


ARTICLE VI
Certain Definitions

      6.1 "Cause" means (a) the Executive's committing any felony or other crime involving dishonesty; (b) the Executive's engaging in any serious misconduct in the course of the Executive's employment (excluding any action taken in good faith by the Executive in connection with his duties hereunder reasonably believed by the Executive in good faith to be in, and not opposed to, the best interest of the Company, without intent of the Executive to gain therefrom, directly or indirectly, a profit); (c) the Executive's habitual neglect of the Executive's duties (other than on account of disability); or (d) a material breach of this Agreement by the Executive, provided that, if such breach is both inadvertent and nonrecurring, the Executive received written notice from the Company of such breach and failed to fully cure such breach within 15 days after receiving such notice.

      6.2 "Date of Termination" means the date as of which the Executive's employment with the Company is terminated by the Company or by the Executive for any reason including, but not limited to, death or disability.


ARTICLE VII
Trade Secrets, Confidential and Proprietary usiness Information

      7.1  Protected Information.

           (a) Definition of Protected Information. The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. "Protected Information" means trade secrets, confidential and proprietary business information of the Company, any information of the Company other than information which has entered the public domain (unless such information entered the public domain through the efforts of or on account of the Executive), and all valuable and unique information and techniques acquired, developed or used by the Company relating to its business, operations, employees and customers, which give the Company a competitive advantage over those who do not know the
information and techniques and which are   protected by the Company
from unauthorized disclosure.

            (b) Acknowledgment. The Executive acknowledges that the Executive will acquire Protected Information with respect to the Company and its successors in interest, which information is a valuable, special and unique asset of the Company's business and operations and that disclosure of such Protected Information would cause irreparable damage to the Company.

            (c) No Disclosure or Use. The Executive shall not use in any manner, either during or after any termination of employment with the Company, any Protected Information other than for the exclusive benefit of the Company. The Executive shall not, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association or other entity, either during or after any termination of employment with the Company, any Protected Information except (i) in furtherance of the regular course of the Executive's duties under this Agreement, (ii) to the extent the Protected Information has been publicly announced by the Company (excluding any unauthorized release by the Executive), or
(iii) as may be required by order or subpoena of any court of administrative agency of the United States or any state or political subdivision thereof; provided, however, that the Executive shall use his best efforts to give the Company notice of any such order or subpoena at the earliest practical date and shall to the maximum extent permitted by such order or subpoena, and applicable law, defer compliance with such order or subpoena until the Company has had every reasonable opportunity to contest such order or subpoena by appropriate proceedings. The Executive shall
reasonably cooperate with any   such contest proceeding brought by
the Company.

      7.2  Non-Competition.

            (a) The Executive agrees that the Executive shall not during the Executive's employment with the Company, and, if the Executive's employment is terminated, thereafter for the remainder of the Contract Term, directly or indirectly, in any capacity, engage or participate in, or become employed by or render advisory or consulting or other services in connection with any Prohibited Business as defined in Section 7.2(c) without the written consent of the Company.

            (b) The Executive agrees that the Executive shall not during the Executive's employment with the Company, and, if the Executive's employment is terminated, thereafter for the remainder of the Contract Term, make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Nothing in this Section
7.2 shall, however, restrict the Executive from making any investment in any company whose stock is listed on an American securities exchange or actively traded in the over-the-counter market and has sales in excess of $500 million; provided that (i) such investment does not give the Executive the right or ability to control or influence the policy decisions of any Prohibited Business, and (ii) such investment does not create a conflict of interest between the Executive's duties hereunder and the Executive's interest in such investment.

           (c) For the purpose of this Section 7.2, "Prohibited Business" shall be defined as any business and any branch, office or operation thereof, which is in material competition with the Company, including, without limitation, any retail department, specialty, furniture or clothing store business.

     7.3 Undertaking Regarding Employees and Agents. From the date hereof until two (2) years after the Date of Termination, the Executive shall not, directly or indirectly (a) induce or encourage any employee or agent of the Company or its successors in interest to leave their employment or to terminate or limit their relationship with the Company or its successors in interest; or (b) employ, hire, solicit or cause to be employed or hired or solicited (other than by the Company or its successors in interest), or establish a business with, or encourage others to hire or solicit, any person who within two (2) years prior thereto was an employee or agent of the Company or its successors in interest.

     7.4 Disclosure of Protected Information to Company. The Executive agrees to promptly disclose to the Company all Protected Information developed in whole or in part by the Executive during the Executive's employment with the Company and which relate to the Company's business. Such Protected Information is, and shall remain, the exclusive property of the Company. All writings created during the Executive's employment with the Company (excluding writings unrelated to the Company's business) are considered to be "works-for-hire" for the benefit of the Company and the Company shall own all rights in such writings.

     7.5  Survival of Undertakings and Injunctive Relief.

       (a) Survival of Sections 7.1, 7.2, 7.3 and 7.4. The provisions of Section 7.1, 7.2, 7.3 and 7.4 shall survive the termination of the Executive's employment with the Company irrespective of the reasons therefor.

     (b) Injunctive Relief. The Executive acknowledges and agrees that the restrictions imposed upon the Executive by Sections 7.1, 7.2, 7.3 and 7.4 and the purpose of such restrictions are reasonable and are designed to protect the Protected Information and the continued success of the Company without unduly restricting Executive's future employment by others. Furthermore, Executive acknowledges that, in view of the Protected Information which Executive has or will acquire or has or will have access to and in view of the necessity of the restrictions contained in Sections 7.1, 7.2, 7.3 and 7.4, any violation of any provision of Sections 7.1, 7.2, 7.3 and 7.4 hereof would cause irreparable injury to the Company and its successors in interest with respect to the resulting disruption in their operations. By reason of the foregoing, the Executive consents and the Executive and the Company agree that if the Executive violates any of the provisions of Sections 7.1, 7.2, 7.3 or 7.4 of this Agreement, the Company and its successors in interest as the case may be, shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining the Executive from committing or continuing any violation of such Sections of this Agreement.


ARTICLE VIII
Miscellaneous

      8.1 Assignment, Successors. The Company may freely assign its respective rights and obligations under this Agreement to a successor of the Company's business, without the prior written consent of the Executive. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's estate and the Company and any assignee of or successor to the Company.

      8.2 Beneficiary. Except as otherwise provided herein, if the Executive dies prior to receiving all amounts hereunder, such amounts shall be paid in a lump sum payment to the beneficiary designated in writing by the Executive ("Beneficiary") and if no such Beneficiary is designated, to the Executive's estate.

      8.3 Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

       8.4 Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

     8.5 Amendment and Waiver. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and the Executive. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

     8.6 Notices. All notices and other communications hereunder shall be in writing and delivered by hand or by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:            Sears, Roebuck and Co.
                              Sears Tower, 68th Floor
                              Chicago, Illinois  60606
                              Attn:  General Counsel

If to the Executive:          Mr. John Costello
                              1414 Kathryn Lane
                              Lake Forest, Illinois 60045

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice and communications shall be effective when actually received by the addressee.

      8.7 Counterpart Originals. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      8.8 Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to any severance payment and with respect to the subject matter contained in the Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

       8.9 Employee Benefit Plans As Amended. Any reference to any plan, practice, policy or program contained herein shall, except as otherwise specifically provided herein, mean such plan, practice, policy or program as amended from time to time.

      8.10 Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the state of Illinois, without regard to its choice of law principles.

      IN WITNESS WHEREOF, the parties have executed this Agreement on this 1st day of April, 1993.

SEARS, ROEBUCK AND CO.


By: /S/ Arthur C. Martinez
    ARTHUR C. MARTINEZ,
    Chairman and Chief Executive
    Officer of the Sears Merchandise Group


/S/ John Costello
    JOHN COSTELLO